Exhibit 10.6

DORMAN PRODUCTS, INC.

PERFORMANCE RESTRICTED STOCK UNIT AWARD

This is a Performance Restricted Stock Unit Award (the “Award”) [                    ] (the “Grant Date”) from Dorman Products, Inc. (the “Company”) to [                    ] (the “Grantee”).

1. Grant of Performance Restricted Stock Units.

(a) Effective as of the Grant Date, pursuant to the Dorman Products, Inc. 2018 Stock Option and Stock Incentive Plan (the “Plan”), the Company hereby grants to the Grantee [        ] Performance Restricted Stock Units (the “PSUs), subject to the restrictions and on the terms and conditions set forth in this Award and the Plan.

2. Dividend Equivalents.

(a) The PSUs are granted with dividend equivalent rights. If the Company declares a cash dividend on the Shares, an amount equivalent to such dividend will be credited to an unfunded bookkeeping account with respect to each outstanding and unvested PSU (the “Dividend Equivalent Amount”) on the record date of such dividend.

(b) The Dividend Equivalent Amount will be credited as cash, without interest, and will not be converted to Shares. The Dividend Equivalent Amount will be payable in cash, but only upon the vesting of the underlying PSUs as determined in accordance with Section 3 below, and will be cancelled and forfeited if the underlying PSUs are cancelled or forfeited as determined in accordance with Section 3 below.

3. Vesting of PSUs.

(a) Except as provided in Paragraphs 4 and 5, the vesting of the PSUs is contingent upon (i) the Company’s achievement of the performance target(s) set forth on Exhibit A hereto (“Performance Target(s)”) during the performance period set forth on Exhibit A hereto (“Performance Period”), and (ii) the Grantee’s continued employment with the Company and its Subsidiaries through the end of the Performance Period. Any PSUs that do not become vested as provided in Exhibit A (or Paragraphs 4 and 5) shall be forfeited. PSUs will vest and Shares will be delivered only after certification by the Committee of the achievement of the Performance Targets previously established and approved by the Committee for the Performance Period.

4. Termination of Employment.

(a) In the event of the termination of the Grantee’s employment prior to the last day of the Performance Period, the Grantee shall forfeit any unvested PSUs and shall not have any right to payment in respect thereof, unless otherwise provided in this Paragraph 4 or Paragraph 5 below.

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(b) If the Grantee’s employment terminates prior to the last day of the Performance Period on account of death or Disability, a pro rata portion of the Grantee’s PSUs will vest at the end of the Performance Period to the extent the Performance Target(s) for the Performance Period are met. The pro rata portion will be determined by multiplying the PSUs that would have vested at the end of the Performance Period pursuant to Section 3 and Exhibit A if Grantee’s employment had not terminated prior to the last day of the Performance Period by a fraction, the numerator of which is the number of the Grantee’s completed months of service during the Performance Period and the denominator of which is the number of months in the Performance Period. Thereafter, the number of Shares deliverable shall be rounded up to the nearest whole Share. Any Shares deliverable under this Paragraph 4(b) shall be delivered at the same time long-term incentive awards are normally paid and/or delivered after the end of the performance cycle.

(c) If the Grantee’s employment is terminated for Cause, whether before or after the last day of the Performance Period, any unvested PSUs shall immediately be forfeited and the Grantee shall not have any right to payment in respect thereof.

5. Change in Control. Notwithstanding anything contained in this Award to the contrary, all outstanding PSUs (assuming the maximum performance level) shall become vested immediately upon the occurrence of a Change in Control of the Company.

6. Securities Laws. The Committee may from time to time impose any conditions on the Shares issuable with respect to PSUs as it deems necessary or advisable to comply with the then-existing requirements of the 1993 or the 1934 Act, including Rule 16b-3 (or any similar rule) of the Securities and Exchange Commission, and ensure that Shares are issued and resold in compliance with the 1933 Act.

7. Delivery of Shares. The Company shall notify the Grantee that a Vesting Date with respect to PSUs has occurred. Within thirty (30) business days of a Vesting Date, the Company shall, without payment from the Grantee, satisfy its obligation to (a) pay the Dividend Equivalent Amount (if any) and (b) deliver Shares issuable under the Plan by delivery of a physical certificate for Shares issuable under the Plan without any legend or restrictions, except for such restrictions as may be imposed by the Committee, in its sole judgment, under Section 6, provided that Dividend Equivalent Amount (if any) will not be paid and/or Shares will not be delivered to the Grantee until appropriate arrangements have been made with the Company for the withholding of any taxes which may be due with respect to such payment of the Dividend Equivalent Amount and/or delivery of such Shares. The Company may condition delivery of certificates for Shares upon the prior receipt from the Grantee of any undertakings which it may determine are required to assure that the certificates are being issued in compliance with federal and state securities laws. The right to payment of any fractional Shares shall be satisfied in cash, measured by the product of the fractional amount times the Fair Market Value of a Share on the Vesting Date, as determined by the Committee. The Company may, in lieu of issuing such a certificate, arrange for the recording of Grantee’s ownership of the Shares on a book entry recordkeeping system maintained on behalf of the Company.

8. Restriction on Transfer of PSUs. PSUs may not be assigned, sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except by will or the laws of descent and distribution.

9. Award Not to Affect Employment. The Award granted hereunder shall not confer upon the Grantee any right to continue in the service as an employee, officer or director of the Company or any subsidiary of the Company.

10. Miscellaneous.

(a) The address for Grantee to which notice, demands and other communications to be given or delivered under or by reason of the provisions hereof shall be Grantee’s address as reflected in the Company’s personnel records, or such other address as the Grantee may provide to the Company by written notice.

(b) This Award may be executed in one or more counterparts all of which taken together will constitute one and the same instrument.

(c) The validity, performance, construction and effect of this Award shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law.

(d) The Grantee hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania and of the United States of America, in each case located in Philadelphia, Pennsylvania, for any actions, suits or proceedings arising out of or relating to this Award and the transactions contemplated hereby (“Litigation”) and agrees not to commence any Litigation except in any such court, and further agrees that service of process, summons, notice or document by U.S. registered mail to his respective address shall be effective service of process for any Litigation brought against him in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation in the courts of the Commonwealth of Pennsylvania or of the United States of America, in each case located in Philadelphia, Pennsylvania, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any Litigation brought in any such court has been brought in an inconvenient forum.

11. Repayment. This Award shall be subject to any repayment or clawback policy of the Company that is currently in effect or that is hereinafter adopted.

12. Incorporation of Plan Terms. This Award is subject to the terms and conditions of the Plan. Such terms and conditions of the Plan are incorporated into and made a part of this Award by reference. In the event of any conflicts between the provisions of this Award and the terms of the Plan, the terms of the Plan will control. In the event, however, of any conflict between the provisions of this Award or the Plan and the provisions of an employment or change-in-control agreement between the Company and the Grantee, the provisions of the latter shall prevail, to the extent consistent with the Plan. Capitalized terms used but not defined in this Award shall have the meanings set forth in the Plan unless the context clearly requires an alternative meaning.

IN WITNESS WHEREOF, the Company has granted this Award on the day and year first above written.

DORMAN PRODUCTS, INC.

BY:

I hereby acknowledge receipt of a copy of the forgoing Award and the Plan and, having read them hereby, signify my understanding of, and my agreement with, their terms and conditions. I accept this Award in full satisfaction of any previously written or verbal promises made to me by the Company with respect to restricted stock unit grants.

(Name)	(Date)

DORMAN PRODUCTS, INC.

PERFORMANCE RESTRICTED STOCK UNIT AWARD

EXHIBIT A

[Performance Standard]	Performance Restricted Stock Units Earned
Less than [Threshold]	0
[Threshold]	[ ]
[Target Performance]	[ ]
[Maximum] or greater	[ ]
Linear Interpolation between points

For purposes of this Award:

(a) “Performance Standard” means [one or more of the following performance criteria, either individually, alternatively or in any combination, applied either to the Company as a whole or to a business segment or unit, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to a previous year’s results or to a designated comparison group, in each case as specified by the Committee in the agreement evidencing the award of restricted shares: (a) income; (b) expense; (c) operating cash flow; (d) capital spending; (e) total shareholder return, (f) growth in revenues, sales, market share, gross income, net income, pre-tax income, pre-tax pre-bonus income, stock price, and/or earnings per share, return on assets, net assets, and/or capital, working capital, free cash flow and/or after tax cash flow, earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation, and amortization (EBITDA); (g) return on shareholders’ equity, return on invested capital (h) economic or shareholder value added, acquisition of assets, (i) acquisition of companies; (j) creation of new joint ventures; (k) growth in new products; (l) lower product acquisition costs and/or improvements in costs and/or expenses; and (m) other objective financial or service-based standards relevant to the Company’s business as may be established by the Committee, subject to adjustment by the Committee to eliminate the effects of: (i) non-recurring items generally excluded from earnings per share and earnings before interest, taxes and depreciation by institutional investors or analysts when evaluating the Company’s performance, such as one-time gains from asset sales, dispute or litigation charges or recoveries, impairment charges, acts of God, and restructuring charges, but including normal provisions for slow moving and obsolete inventory and accounts receivable; (ii) any acquisitions, divestitures, discontinuance of business operations, or restructuring, and (iii) the cumulative effect of any accounting changes].

(b) “Performance Period” means [                    ].